EXHIBIT 5.1

October 29, 2003

palmOne, Inc.

400 N. McCarthy Blvd.

Milpitas, CA 95035

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 29, 2003 (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the “Shares”) that are to be issued pursuant to the Handspring, Inc. 1998 Equity Incentive Plan, Handspring, Inc. 1999 Executive Equity Incentive Plan, Handspring, Inc. 2000 Equity Incentive Plan and Bluelark Systems, Inc. 2000 Equity Incentive Plan (collectively, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI